Exhibit 2 [Form 6K Nov 29, 2004]

Form 51-102F1

LAS VEGAS FROM HOME.COM ENTERTAINMENT INC.

Management’s Discussion & Analysis

Interim (unaudited) Financial Statements for the

Nine Month period ended

September 30, 2004

The following discussion and analysis of the financial position and results of operations for the Company should be read in conjunction with the unaudited interim financial statements and the notes thereto for the nine month periods ended September 30, 2004 and 2003, and which are prepared in accordance with Canadian generally accepted accounting principals.  The unaudited interim financial statements and notes thereto have not been reviewed by the Company’s Auditor.  The following discussion and analysis should also be read in conjunction with the audited financial statements and the notes thereto for the years ended December 31, 2003 and 2002.

The following information is prepared as at November 29, 2004.

Forward-Looking Statements

Certain statements contained herein are “forward-looking” and are based on the opinions and estimates of management, or on opinions and estimates provided to and accepted by management.  Forward-looking statements are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those expressed or implied.  Readers are therefore cautioned not to place reliance on any forward-looking statement.

Description of Business

The Company and its Antiguan subsidiary, Action Poker Gaming Inc. (“Action”) are in the business of developing and marketing software for on-line multi-player interactive card games.  The gaming and entertainment operations are carried on by Action.  The expected principal revenues of the Company’s Antiguan subsidiary will be from collecting rakes, licensing fees and royalties.  Action operates as an internet host of card games and collects a fee (rake) as host and does not participate in the actual card games.

Additional information relating to the Company is on SEDAR at www.sedar.com .  Las Vegas From Home.com Entertainment Inc. is a reporting issuer in the Provinces of British Columbia and Alberta and files all public documents, on www.sedar.com .  The Company is a foreign private issuer in the United States of America and in this respect, files on www.sec.gov/edgar , its Annual Report on Form 20-F and other reports on Form 6-K.

LAS VEGAS FROM HOME.COM ENTERTAINMENT INC.

Form 51-102F1 – Management’s Discussion & Analysis

For the nine month interim period ended September 30, 2004

Results of Operations

All financial figures presented herein are expressed in Canadian Dollars (CDN$) unless otherwise specified.

The Company has developed and has built a Software for on-line multi-player interactive card games (the “Company’s Software”) which is licensed to its wholly owned Antiguan subsidiary Action Poker Gaming Inc. (“Action”).  Action hosts the Company’s software to the general public under the URLs www.tigergaming.com and www.tigergaming.net.  During the nine month period ended September 30, 2004, Action launched www.zerorake.com.  For the time being, Action has decided not to actively market www.zerorake.com.  The Company is continually enhancing and upgrading the Company’s Software.  Furthermore, the Company is developing new games which will be added to the Company’s Software.

The Company is licensing the Company’s Software to several third party operators. For a list of all operators, please visit www.lvfh.com.

During the year ended December 31, 2003, the Company’s Antiguan subsidiary, Action, entered into a Net Revenue Sharing Agreement with Atlantis Casino On-Line N.V. (“Atlantis”) whereby Action acquired the ownership and operatorship of www.atlantisworldpoker.com and Atlantis acquired 35% of Action’s share of Net Revenues after deducting all server and bandwidth costs and fees, and all transaction related fees, costs, expenses and charge-backs for a purchase price of U.S. $1,000,000 (the “Net Revenue Sharing Agreement”).  Pursuant to the Net Revenue Sharing Agreement, Action has paid to Atlantis the sum of $83,601.

On April 1, 2004, the Company’s Antiguan subsidiary, Action, entered into a Purchase/Sale Agreement for the Termination of the Net Revenue Sharing Agreement with Atlantis for a purchase and termination price of US $1,000,000 (the “Termination Agreement”).  Pursuant to the Termination Agreement, Action has paid to Atlantis the sum of $381,501.

At the 2004 Annual General Meeting of the shareholders of the Company which was held on May 31, 2004, the shareholders approved the Audited Financial Statements for the year ended December 31, 2003 and the Auditor’s report thereon; fixed the number of Directors for the ensuing year at four; elected Bedo H. Kalpakian, Jacob H. Kalpakian, Neil Spellman and Gregory T. McFarlane as Directors of the Company; re-appointed the Company’s Auditor, Smythe Ratcliffe, Chartered Accountants, for the ensuing year and authorized the Directors to fix the remuneration to be paid to the Auditor; and, adopted the Company’s 2004 Stock Option Plan whereby the Company may reserve for granting stock options to directors, officers, employees and consultants up to 11,290,154 of the issued and outstanding common shares of the Company.  The material terms of the 2004 Stock Option Plan are outlined in the Company’s Information Circular included with the Notice of Annual General Meeting which has been filed on www.Sedar.com .

In addition to the Public Markets on which the Company’s shares are presently either quoted or listed for trading, and in order that the Company may have an enhanced profile, and increased status and credibility, Management of the Company is currently pursuing the possibilities of having the Company’s securities quoted for trading on AIM of the London Stock Exchange.

Las Vegas From Home.com Entertainment Inc.

MD&A Form 51-102F1

September 30, 2004

LAS VEGAS FROM HOME.COM ENTERTAINMENT INC.

Form 51-102F1 – Management’s Discussion & Analysis

For the nine month interim period ended September 30, 2004

On November 17, 2004, the Company caused to incorporate Guardian Commerce Limited (the “St. Kitts Subsidiary”).  The St. Kitts Subsidiary is 100% wholly owned by the Company.

For the nine month period ended September 30, 2004, the Company recorded revenue of $907,455 as compared to $1,119,540 for the same period in 2003.  Interest income was $2,991 as compared to $1,762 during the same period in 2003.  The loss before other items was $1,418,765 as compared to $875,961 for the same period in 2003 due to the fact that the total expenses increased to $2,329,211 reflecting an increase in the level of the Company’s activities compared to $1,997,263 for the same period in 2003.  Items which contributed to an increase in operating expenses during the nine month period ended September 30, 2004 were office and miscellaneous expenses, consulting fees, salaries and benefits, advertising and promotion, amortization, net revenue sharing, regulatory and transfer agent fees, transaction fees, and, travel, meals and entertainment expenses.

The weighted average loss per common share was $0.03 as compared to a loss of $0.05 during the same period in 2003.  Total assets at September 30, 2004 were $664,728 (2003: $497,968). The Company has an equipment lease with minimum annual payments of $25,704 expiring in 2007, a certain portion of which has been personally guaranteed by the Company’s President, Jacob H. Kalpakian.  The Company has not paid any cash dividends and does not plan to pay any cash dividends in the future.

During the nine month period ended September 30, 2004, the Company had a net loss of $1,885,506 or $0.03 per share, as compared to a net loss of $2,187,415 or $0.05 per share in the same period of 2003.

During the nine month period ended September 30, 2004, the Company’s weighted average number of shares was 55,960,996 as compared to 40,136,362 for the same period in 2003.

For the nine month period ended September 30, 2004, the Company had a working capital deficit of $588,872 as compared to a working capital deficit of $472,545 in the same period of 2003.

The Company acquired, on April 28, 2004, Action Commerce Limited (UK), a United Kingdom corporation.  Action Commerce Limited (UK) is now a wholly owned subsidiary of the Company.

On June 15, 2004, the Company entered into a Loan Agreement with International Interactive Ventures (“IIV”) whereby IIV lent the Company’s Antiguan subsidiary, Action, the amount of US $250,000 (the “Loan”).  The Loan is repayable together with bonus on a monthly basis commencing on July 30, 2004 and ending on July 30, 2006.  However, negotiations are currently ongoing between the parties to convert a certain portion of the Loan towards an advance payment of a licensing fee as well as an advance for future payments towards rake royalties which shall be payable by IIV for licensing a poker room from Action.  As of the date of this interim MD&A and pursuant to the Loan, the Company has paid IIV the total sum of US $41,418 which includes Principal repayment of US $20,709 and Bonus payments of US $20,709.

Las Vegas From Home.com Entertainment Inc.

MD&A Form 51-102F1

September 30, 2004

LAS VEGAS FROM HOME.COM ENTERTAINMENT INC.

Form 51-102F1 – Management’s Discussion & Analysis

For the nine month interim period ended September 30, 2004

Third Quarter (September 30, 2004)

During the three month [third quarter] period ended September 30, 2004, the Company had a net loss of $558,394 or $0.01 per share as compared to a net loss of $578,491 or $0.01 per share in the same three month [third quarter] period of 2003.  Operating costs increased to $881,566 as compared to $854,677 for the same period in 2003.  Costs relating to salaries and benefits, advertising and promotion, consulting fees, regulatory and transfer agent fees, amortization, shareholder communication, travel, meals and entertainment, and transaction fees contributed to the increase in operating costs.

The Company’s third quarter revenue for the three month period ended September 30, 2004 was $349,445 (2003: $184,960).  Interest income for the three month period ended September 30, 2004 was $1,243 as compared to $1,762 for the comparable period in 2003.

Risks related to our Business

Although management believes that the conduct of Internet gaming related activities by its Antiguan subsidiary, Action, will represent a lawful business, there is the risk that the legality of the Internet gaming related activities may be challenged by Canadian or other legal authorities.  If the legality of the Internet gaming related activities is challenged and the challenge is sustained, it may have a material adverse impact on the financial affairs of the Company.

There is an ongoing effort in the U.S.A. to enact legislation for the prohibition of on-line gaming and for financial transactions pertaining to on-line gaming.  The passage of such legislation could substantially and adversely impact the business of the Company and its licensees.

The marketplace for the Company’s Software is constantly undergoing changes, is intensely competitive and is subject to changes in customer preferences.  The Company’s products and services compete against those of other companies that have greater financial, marketing, software programming and other resources than those of the Company.  Any changes in the internet’s role as the premier computer network information service or any shutdown of internet services by significant internet service providers will have an adverse material impact on the Company’s ability to generate revenues.  Furthermore, the Company can be adversely affected from power failures, internet interruptions, software failures and hackings.  The Company relies heavily on its employees, the loss of any of whom could have an adverse effect on the Company. The Company also relies on its licensees for the operation of the Company’s Software, the loss of any of which could have an adverse effect on the affairs of the Company. The Company is at risk if it does not continually upgrade and enhance the Company’s Software to avoid rendering the Company’s Software obsolete.  Internal cash generated by the operations of the Company may not permit the level of research and development spending required in order to maintain a stream of new product improvements. Changes in policies of companies, financial institutions or banks, that handle credit card transactions and/or other types of financial transactions for on-line gaming, may have an adverse impact on the financial affairs of the Company.

On August 10, 2004 the Company received a complaint for patent infringement that was filed on July 20, 2004 in the US District Court of Nevada by 1st Technology LLC of California (“1st Technology”).  Named as Defendants to the subject complaint are the Company, Real Time Gaming and Terra Networks, S.A. (collectively referred to as the “Defendants”).  1st Technology has claimed that the Defendants have each infringed the Lewis Multimedia Patents.  1st Technology has requested a trial by jury and is seeking damages, attorney’s fees and costs, and a permanent injunction prohibiting further infringement of the Lewis Multimedia Patents.  The Company is of the opinion that this claim is of no merit and, the Company has filed a Motion in the US District Court of Nevada to dismiss the complaint for Lack of Jurisdiction.

Las Vegas From Home.com Entertainment Inc.

MD&A Form 51-102F1

September 30, 2004

LAS VEGAS FROM HOME.COM ENTERTAINMENT INC.

Form 51-102F1 – Management’s Discussion & Analysis

For the nine month interim period ended September 30, 2004

Summary of Quarterly Results

The following are the results for the eight most recent quarterly periods, starting with the three month quarterly period ended September 30, 2004:

For the Quarterly Periods ended	September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003
Total Revenues	$350,688	282,979	276,779	261,122
Income (loss) before other items	(530,878)	(429,508)	(458,379)	(925,727)
Earnings (loss) per common share before other items	(0.01)	(0.01)	(0.01)	(0.02)
Fully diluted earnings (loss) per common share before other items	(0.01)	(0.01)	(0.01)	(0.02)
Net income (loss) for the period	(558,394)	(862,178)	(464,934)	392,664
Basic net earnings (loss) per share	(0.01)	(0.02)	(0.01)	0.01
Diluted net earnings (loss) per share	(0.01)	(0.01)	(0.01)	0.01

Las Vegas From Home.com Entertainment Inc.

MD&A Form 51-102F1

September 30, 2004

LAS VEGAS FROM HOME.COM ENTERTAINMENT INC.

Form 51-102F1 – Management’s Discussion & Analysis

For the nine month interim period ended September 30, 2004

For the Quarterly Periods ended	September 30, 2003	June 30, 2003	March 31, 2003	December 31, 2002
Total Revenues	$186,722	841,991	92,589	159,865
Income (loss) before other items	(667,955)	311,970	(519,976)	(204,227)
Earnings (loss) per common share before other items	(0.01)	0.01	(0.01)	(0.01)
Fully diluted earnings (loss) per common share before other items	(0.01)	0.01	(0.01)	(0.00)
Net income (loss) for the period	(578,491)	307,244	(1,916,168)	(38,101)
Basic net earnings (loss) per share	(0.01)	0.01	(0.05)	(0.00)
Diluted net earnings (loss) per share	(0.01)	0.01	(0.04)	(0.00)

The Company’s business is not of a seasonal nature.

A major portion of the Company’s total revenues have been generated as a result of the Company’s Software.

While the Company’s Software has generated revenues over the eight most recent quarterly periods, Management believes that the Company has not reached a stage whereby a general representative trend has been established for generating revenues, as the Company’s Software is still being upgraded to include additional products.

Liquidity and Capital Resources

To date, the Company’s revenues have not met the Company’s expenditures or capital requirements.  For 2004, the Company has required additional funds to conduct operations uninterruptedly.  In order for the Company to increase its revenues, the Company must dedicate more resources to marketing and to upgrading the Company’s Software so as to have a full suite of poker games as well as new products.  If the Company is successful in increasing its revenues, Management is of the opinion that the Company shall be able to fund its marketing and development expenditures from the Company’s increased cash flow.  Until the Company is able to reach such a level, and in order to meet its funding requirements, the Company intends to seek equity and/or debt financings through private placements and/or public offerings and/or loans.  Alternatively, the Company might have to enter into a joint venture arrangement with another party should such party be prepared to provide the required financing to the Company, on acceptable terms and conditions.  In the past, the Company has been successful in securing equity and debt financings in order to conduct its operations uninterruptedly.  While the Company does not give any assurances whatsoever that in the future it will continue being successful in securing equity and/or debt financings in order to conduct its operations uninterruptedly, it is Management’s intention to pursue these methods for future funding of the Company.

Las Vegas From Home.com Entertainment Inc.

MD&A Form 51-102F1

September 30, 2004

LAS VEGAS FROM HOME.COM ENTERTAINMENT INC.

Form 51-102F1 – Management’s Discussion & Analysis

For the nine month interim period ended September 30, 2004

The Company has granted stock options to acquire common shares of the Company, at certain prices, to various parties.  Should any outstanding stock options be exercised by any party, then any funds received by the Company shall be used for working capital purposes.  However, there are no assurances whatsoever that any stock options will be exercised before their respective expiry dates.

During the nine month period ended September 30, 2004, the Company entered into two private placement financing agreements with a related party whereby the Company issued an aggregate of 4,000,000 common shares at prices ranging from $0.30 to $0.32 per common share for total proceeds to the Company of $1,225,000.

During the month of November, 2004, the Company closed a Brokered Private Placement Financing and a Non-Brokered Private Placement Financing for total gross proceeds to the Company of $1,145,000, the details of which are as follows:-

  The Brokered Private Placement Financing consists of 9,200,000 Units of the Company’s securities at $0.10 per Unit.  Each Unit consists of one common share (“Common Share”) in the capital of the Company and one share purchase warrant (“Warrant”).  Two Warrants are required to purchase one Common Share in the capital of the Company at $0.20 per Common Share for a period of 24 months.  A 10% Finder’s Fee of $92,000 was paid in cash to the Agent and an aggregate of 920,000 broker warrants (“Broker Warrants”) were issued.  Each Broker Warrant entitles the broker to acquire one Common Share in the capital of the Company at $0.10 per Common Share for a period of 24 months.  All Common Shares, Warrants and Broker Warrants have been issued and have a hold period expiring on March 2, 2005, and;

  The Non-Brokered Private Placement Financing consists of 2,250,000 Units of the Company’s securities at $0.10 per Unit.  Each Unit consists of one common share (“Common Share”) in the capital of the Company and one warrant (“Warrant”).  Two Warrants are required to purchase one Common Share in the capital of the Company at $0.20 per Common Share for a period of 24 months.  No Finder’s Fee was paid in respect to this Financing.  All Common Shares and Warrants have been issued and have a hold period expiring on March 10, 2005.

Proceeds received by the Company from the two Private Placement Financings during November, 2004, are being utilized for general working capital purposes.

During the nine month period ended September 30, 2004, an aggregate of 1,034,158 stock options were exercised; 3,720,000 stock options were granted; 872,750 stock options expired and 50,000 stock options were cancelled.  As at September 30, 2004, the Company had 4,701,441 outstanding stock options exercisable at prices ranging from $0.11 to $0.22 per common share.  During the nine month period ended September 30, 2004, all of the 1,688,000 outstanding share purchase warrants in the Company expired.

Las Vegas From Home.com Entertainment Inc.

MD&A Form 51-102F1

September 30, 2004

LAS VEGAS FROM HOME.COM ENTERTAINMENT INC.

Form 51-102F1 – Management’s Discussion & Analysis

For the nine month interim period ended September 30, 2004

A total of 231,250 stock options were exercised subsequent to the nine month period ended September 30, 2004 at prices ranging between $0.11 and $0.21 per common share for total proceeds to the Company of $44,500.  A total of 1,353,349 stock options exercisable at $0.22 per common share expired subsequent to the nine month period ended September 30, 2004 and a total of 331,250 stock options exercisable between $0.18 and $0.19 per common share were cancelled.  A total of 7,860,000 stock options were granted subsequent to the nine month period ended September 30, 2004 exercisable at prices ranging between of $0.12 and $0.17 per common share.  A total of 6,645,000 Share Purchase Warrants were issued subsequent to the nine month period ended September 30, 2004.

As of September 30, 2004 the Company had $65,109 in cash and term deposits as compared to Nil at December 31, 2003.  There was a working capital deficit of $588,872 as at September 30, 2004 as compared to a working capital deficit of $154,730 as at December 31, 2003.  Marketable securities at September 30, 2004 were $383 as compared to $17,374 at December 31, 2003.  Accounts receivable at September 30, 2004 was $251,880 as compared to $179,133 at December 31, 2003.  Prepaids and security deposits at September 30, 2004 were $6,024 as compared to $85,041 at December 31, 2003.  Due from related parties at September 30, 2004 was $35,489 as compared to $NIL at December 31, 2003.

Pursuant to the Termination Agreement, Action has paid to Atlantis the sum of $381,501 as of June 1, 2004.  Subsequently, Action has defaulted and the parties are currently in discussions for an amicable solution to cure the default.

Trends

The marketplace for the Company’s business is constantly undergoing changes, is intensely competitive and is subject to changes in customer preferences.  Consequently, new products are being developed continuously by the Gaming Industry in order to satisfy customer demands, new and costly venues of advertising and promotion are being used by the Gaming Industry so as to attract new customers and, new competitors are continuously appearing in the marketplace.

Related Party Transactions

The company shares office premises with Lucky 1 Enterprises Inc. (“Lucky”) a related company. Subsequent to August 2001, rent for the office premises is paid by the Company and Lucky is charged for its proportionate share which is $4,554 for the nine month period ended September 30, 2004 (2003: $5,433).

Lucky charges the Company for its’ proportionate share of payroll expenses and other office expenses, (the “Las Vegas obligations”).  During the nine month period ended September 30, 2004, the Company has paid to Lucky the sum of $147,962 (2003: $138,299) for the Las Vegas obligations which are as follows:  payroll and benefits expenses of $138,792 (2003: $118,279) and other office expenses of $9,170 (2003: $20,020).

The Company entered into a licensing agreement on November 4, 2002 with Lucky for the joint development of certain on-line gaming software consisting of three card games; Pan, Big 2, and Chinese Poker, (the “three card games software”).  The Company has received from Lucky the agreed license fee of $200,000 for the three card games software.  The three card games software is equally owned by the Company and Lucky.  The Company shall be the operator of the three card games software. The Company shall receive 60% and Lucky shall receive 40% of all revenues that shall be generated from the operation of the three card games software.  As at December 31, 2003, the Company has paid to Lucky $100,951 representing 40% of revenues generated from the three card games software (2002: $Nil) and $79,627 for the nine month period ended September 30, 2004 (2003: $61,381).

Las Vegas From Home.com Entertainment Inc.

MD&A Form 51-102F1

September 30, 2004

LAS VEGAS FROM HOME.COM ENTERTAINMENT INC.

Form 51-102F1 – Management’s Discussion & Analysis

For the nine month interim period ended September 30, 2004

For the year ended December 31, 2003, Kalpakian Bros. of B.C. Ltd. was paid $180,000 and $135,000 for the nine month period ended September 30, 2004.  The principals of Kalpakian Bros. of B.C. Ltd. are Bedo H. Kalpakian and Jacob H. Kalpakian, both Company directors and officers.  Pursuant to a Management Agreement dated February 1, 2000, the remuneration payable to Kalpakian Bros. of B.C. Ltd. is $15,000 per month plus GST plus reimbursement of all traveling and other expenses incurred by Kalpakian Bros. of B.C. Ltd. in connection with performing its services. The Management Agreement is automatically renewable on a year by year basis and may be terminated at anytime by either party on six months’ written notice.

During the nine month period ended September 30, 2004, the Company entered into Non-Brokered Private Placement Financing Agreements with Lucky.  The Company has issued to Lucky 1,250,000 common shares of the Company at $0.32 per common share and 2,750,000 common shares of the Company at $0.30 per common share for total proceeds to the Company of $1,225,000.  These shares were restricted from trading until June 20, 2004.

Pursuant to the Non-Brokered Private Placement Financing which closed during November, 2004, Jacob H. Kalpakian and Bedo H. Kalpakian have each acquired 150,000 Units of the Company’s securities at $0.10 per Unit for total gross proceeds to the Company of $30,000.  Each Unit consists of one common share and one warrant.  Two warrants are required to purchase one additional common share in the capital of the Company at the price of $0.20 per common share for a period of 24 months.  All common shares and warrants have been issued and have a hold period expiring on March 10, 2005.

As of September 30, 2004, an amount of $35,489 is receivable from two directors of the Company. This amount of $35,489 consists of loans and interest.  Subsequently, the two directors of the Company have repaid the amount of $35,489.

Changes in Accounting Policies

Effective January 2002, the Company adopted the new Handbook recommendation in accounting for its employee stock option plans.  Options granted to employees are accounted for using the intrinsic value method where compensation expense is recorded when options are granted at discounts to market.  Options granted to non-employees are accounted for using the fair value method where compensation expense is calculated using the Black-Scholes options pricing model.

Las Vegas From Home.com Entertainment Inc.

MD&A Form 51-102F1

September 30, 2004

LAS VEGAS FROM HOME.COM ENTERTAINMENT INC.

Form 51-102F1 – Management’s Discussion & Analysis

For the nine month interim period ended September 30, 2004

Financial Instruments

(i)

Fair value

The carrying value of cash and term deposits, accounts receivable, accounts payable and accrued liabilities, amounts due to and from related parties and obligation under capital lease approximate their fair value because of the short maturity of these financial instruments.

(ii)

Interest rate risk

The Company is not exposed to significant interest rate risk due to the short-term maturity of its monetary current assets and liabilities.

(iii)

Credit risk

The Company is exposed to credit risk with respect to its accounts receivable, however, this is minimized by the Company's large customer base.  The Company monitors its exposure to credit risk for accounts receivable.

(iv)

Translation risk

The Company translates the results of foreign operations into Canadian currency using approximately the average exchange rate for the year.  The exchange rate may vary from time to time.  This risk is minimized to the extent that all non-Canadian source revenues and expenses are in US dollars.

(v)

Market risk

Marketable securities are valued at the lower of cost and market at the balance sheet date.  The Company is exposed to market risk with respect to its investment in marketable securities.

Analysis of expenses

For a breakdown of general and administrative expenditures, please refer to the Company’s September 30, 2004 Interim (unaudited) Financial Statements and the Company’s December 31, 2003 Annual audited Financial Statements.

Las Vegas From Home.com Entertainment Inc.

MD&A Form 51-102F1

September 30, 2004

LAS VEGAS FROM HOME.COM ENTERTAINMENT INC.

Form 51-102F1 – Management’s Discussion & Analysis

For the nine month interim period ended September 30, 2004

Capital Stock

100,000,000 common shares without par value

    5,000,000 preferred shares

Outstanding Share Data	No. of Common Shares	No. of Preferred Shares	Exercise ($) Price per common share	Expiry Dates
Issued and Outstanding as at November 29, 2004	68,748,678	Nil	N/A	N/A
Stock Options	10,645,592	Nil	0.11 to 0.36	October 28/04 to March 12/ 07
Warrants	4,600,000	Nil	0.20	October 31, 2006
	920,000	Nil	0.10	October 31, 2006
	1,125,000	Nil	0.20	November 8, 2006
Fully Diluted as at November 29, 2004	86,039,270	Nil	N/A	N/A

Outlook

Industry indications are strong that the growth trend in the internet gaming sector, in particular for poker and other multiplayer games, shall continue to enjoy high growth.  Figures recently published by www.pokerpulse.com estimate that the online poker industry has grown by 700% in the last year and that the total amount of money wagered on online poker games during any 24 hour period approximates US $100,000,000.

At the present time, the Company’s main objective is to market its core product.  Management strongly believes it has a solid marketing plan that can increase traffic and revenue through proven marketing medians.

The Company has commenced an aggressive marketing campaign which has started to produce positive results. Consequently, the Company has started gaining market share. Management is of the opinion that with the continuation of such an aggressive marketing campaign, there is a good possibility that the Company shall increase its market share and thus advance to the next level of the Company’s growth.

At the time of this filing, the Company is experiencing a positive increase in revenues which Management expects will be reflected in the Company’s 4th quarter results.

Las Vegas From Home.com Entertainment Inc.

MD&A Form 51-102F1

September 30, 2004